Exhibit 99.1

CIFC Deerfield Corp. Contact:	Financial Relations Board Contact:
Nga Tran	Leslie Loyet
(212) 624-1204	(312) 640-6672

FOR IMMEDIATE RELEASE

MONDAY, MAY 16, 2011

CIFC DEERFIELD CORP. ANNOUNCES

FIRST QUARTER 2011 RESULTS

NEW YORK, May 16, 2011 — CIFC Deerfield Corp. (NASDAQ: DFR) (the “Company”) announced its results of operations for its first quarter ended March 31, 2011.

First Quarter 2011 Highlights

•                  Net income attributable to the Company was $0.8 million, or $0.05 of diluted net income per share, for the quarter ended March 31, 2011 compared to net loss attributable to the Company of $0.1 million, or $0.02 of diluted net loss per share, for the quarter ended March 31, 2010.

•                  Core earnings for the quarter totaled $5.5 million, or $0.40 per diluted common share, compared to $4.5 million, or $0.66 per diluted common share, for the first quarter of 2010.    Core earnings is a non-GAAP financial measure (see reconciliation between net loss, the most comparable GAAP financial measure, and core earnings in Reconciliation of Non-GAAP Measure - Core Earnings below).

•                  Assets under management (“AUM”) totaled $9.1 billion as of April 1, 2011 and invested assets of the Principal Investing segment totaled $485.2 million as of March 31, 2011.

•                  On April 13, 2011, the Company completed its previously announced merger with CIFC.  AUM on a pro forma basis totaled $15.1 billion as of April 1, 2011. See a discussion of the merger in Merger with CIFC below.

First Quarter 2011 Financial Overview

Discussing the quarter, Peter Gleysteen, the Company’s Chief Executive Officer said, "The first quarter's results demonstrate the ongoing improvement in the Company’s performance. We are excited about the merger announced in April. While the integration of the two companies will generate one time expenses, the potential to realize material synergies and achieve benefits from scale are significant. We also believe the Company now has one of the strongest credit investment platforms in the industry and is well positioned for growth. Speaking on behalf of all its professionals and its Board of Directors, we are committed to building shareholder value.”

The discussion below focuses on the combined results of the Company’s Investment Management and Principal Investing segments which the Company refers to as the results of “DFR Operations” (see “Segment Condensed Statement of Operations” table below). This is the metric that the Company uses to evaluate its financial results. DFR Operations excludes the results of the Consolidated Investment Products segment, which consists of 11 collateralized loan obligations (“CLOs”) (including one collateralized debt obligation) that the Company consolidates (the “CIP CLOs”) into its financial results pursuant to an accounting standard

-more-

which became effective January 1, 2010.  The Company earns investment advisory fees from, and recognizes gains (losses) on its minimal direct investments in, the CIP CLOs which are included in the results of DFR Operations and eliminated upon consolidation. Otherwise, the results of the Consolidated Investment Products segment have no economic impact on the Company’s operations.

DFR Operations

Net revenues were $8.5 million for the quarter ended March 31, 2011, an increase of $1.9 million, as compared to the same period in 2010. This increase was primarily the result of a $1.6 million decrease in the provision for loan losses, a $0.3 million increase in investment advisory fees and offsetting decreases in interest income and expense.

Investment advisory fees were $6.8 million for the quarter ended March 31, 2011, an increase of $0.3 million, as compared to the same period in 2010.  The increase in investment advisory fees was primarily due to the acquisition of Columbus Nova Credit Investments Management, LLC (“CNCIM”) on June 9, 2010, which resulted in the addition of investment advisory fees earned from CLOs managed by CNCIM. This increase was partially offset by reductions in the receipt of deferred subordinated management fees during the quarter ended March 31, 2011 as most of the CLOs managed by the Company repaid their deferred subordinated management fees and resumed current payment of subordinated management fees during 2010.

Net interest income remained flat for the quarter ended March 31, 2011, compared to the same period in 2010. Interest income decreased primarily due to reductions in interest earned on the DFR Middle Market CLO Ltd. (“DFR MM CLO”) loan portfolio as a result of declines in the size of the portfolio. The decrease in interest income was offset by decreases in interest expense resulting from both lower outstanding long-term debt balances and more favorable interest rates on the Company’s long-term debt during the quarter ended March 31, 2011, compared to the same period in 2010.

Expenses were $8.1 million for the quarter ended March 31, 2011, a decrease of $4.0 million, as compared to the same period in 2010.  The decrease was primarily the result of a $3.9 million decrease in depreciation and amortization and offsetting variances in other operating expenses.  The decrease in depreciation and amortization was primarily the result of accelerated depreciation and amortization recognized during the quarter ended March 31, 2010 in connection with abandoning equipment and leasehold improvements associated with the Company’s relocation to a new office space.

Net other income (expense) and gain (loss) was a net gain of $2.9 million for the quarter ended March 31, 2011, a decrease of $3.1 million compared to the same period in 2010.  This decrease is primarily due to reductions in realized gains on loans held in DFR MM CLO and reductions in unrealized gains on interests in the CIP CLOs, which were eliminated upon consolidation.

Income tax expense was $2.5 million for the quarter ended March 31, 2011. Income tax expense includes a provision for current income taxes arising from limitations on the utilization of prior net operating losses and a net reduction in the carrying value of the deferred asset.

Liquidity

As of March 31, 2011, the Company’s total liquidity was $63.3 million, comprised of unrestricted cash and cash equivalents of $48.7 million and net equity in its financed RMBS portfolio of $14.6 million.

Merger with CIFC

On April 13, 2011 (the “Closing Date”), the Company completed the previously announced merger with CIFC Investment Management LLC (“CIFC”) and now operates under the name CIFC Deerfield Corp. The consideration for the merger paid or payable to CIFC Parent Holdings, LLC (“CIFC Parent”), the sole stockholder of CIFC, consists of (i) 9,090,909 shares of DFR common stock, (ii) $7.5 million in cash, payable in three equal installments of $2.5 million (subject to certain adjustments), the first of which was paid on the Closing Date and the remaining of which are payable on the first and second anniversaries of the Closing Date, plus certain other consideration as set forth in the agreements governing the merger.

Highlights of the transaction to the Company:

•                  significant increase in AUM and management fee income, increasing CLO AUM by $6.0 billion;

•                  expected improved combined cash flows as a consequence of expected top line revenue growth attributable to the increased number of CLO management contracts and other products plus expected cost synergies and economies of scale; and

•                  the Company’s enhanced position in the corporate credit asset management business generally with the Company becoming one of the largest CLO managers in the United States as measured by both AUM and number of CLOs under management.

About the Company

The Company is one of the largest and most established credit asset management firms globally, and its CIFC CLO fund family has market-leading performance in the U.S.-managed CLO segment. The Company currently serves over 250 institutional investors in North America, Europe, Asia and Australia, and manages approximately $15.1 billion of client assets on a pro forma basis as of April 1, 2011, including CLO assets under management of $11.4 billion. Based in New York, the Company also has operations in Chicago.

For more information, investors may visit either www.cifc.com or www.deerfieldcapital.com.

* * Notes and Tables to Follow * *

NOTES TO PRESS RELEASE

Certain statements in this press release are forward-looking statements, as permitted by the Private Securities Litigation Reform Act of 1995. These include statements regarding future results or expectations. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,”

“will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made, various operating assumptions and predictions as to future facts and conditions, which may be difficult to accurately make and involve the assessment of events beyond the Company’s control. Caution must be exercised in relying on forward-looking statements. The Company’s actual results may differ materially from the forward-looking statements contained in this press release as a result of the following factors, among others:  reductions in the Company’s assets under management and related investment management and performance fee revenue; the ability to attract and retain qualified personnel; competitive conditions impacting the Company and its assets under management; unanticipated changes in factors relating to the Company’s repurchase transactions, including changes in the value of assets underlying such transactions, counterparty defaults, identification of replacement counterparties and changes in terms governing repurchase transactions; the ability to complete future CLO transactions and assume or otherwise acquire additional CLO management contracts on favorable terms, or at all, including the ability to effectively finance such transactions through warehouse facilities; the ability to maintain the Company’s exemption from registration as an investment company pursuant to the Investment Company Act of 1940; the ability of Bounty Investments, LLC and CIFC Parent to exercise substantial control over the Company’s business; the outcome of legal or regulatory proceedings to which the Company is or may become a party; the ability to make investments in new investment products, realize fee-based income under the Company’s investment management agreements, grow fee-based income and deliver strong investment performance; changes in interest rates and the ability of the Company to manage the Company’s exposure to interest rate risk; the Company’s failure to realize the expected benefits of the merger with CIFC and the acquisition of CNCIM; and other risks described from time to time in the Company’s filings with the SEC.

The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not undertake any obligation to update any forward-looking statement to reflect subsequent events, new information or circumstances arising after the date hereof. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referenced above. In addition, it is the Company’s policy generally not to make any specific projections as to future earnings, and it does not endorse any projections regarding future performance that may be made by third parties.

CIFC DEERFIELD CORP. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	March 31,
	2011 (1)	2010	2010 (1)
	(In thousands, except share and per share amounts)
ASSETS
Cash and cash equivalents	$48,676	$50,106	$36,289
Due from brokers	4,201	5,738	5,021
Restricted cash and cash equivalents	37,931	24,028	29,451
Investments and derivative assets at fair value, including $262,460, $258,597 and $285,799 pledged	273,570	272,165	313,256
Other investments	668	637	1,345
Loans, net of allowance for loan losses of $11,197, $9,676 and $12,764	202,172	237,690	264,362
Receivables	8,717	9,149	32,788
Prepaid and other assets	9,214	9,760	8,220
Deferred tax asset, net	67,108	68,843	—
Equipment and improvements, net	1,788	1,921	2,368
Intangible assets, net	21,651	23,369	19,781
Goodwill	11,323	11,323	—
Assets held in Consolidated Investment Products:
Due from brokers	56,124	37,589	10,746
Restricted cash and cash equivalents	267,101	306,667	160,392
Investments and derivative assets at fair value	3,805,178	3,815,580	2,199,603
Receivables	21,723	18,257	12,607
Total assets held in Consolidated Investment Products	4,150,126	4,178,093	2,383,348
TOTAL ASSETS	$4,837,145	$4,892,822	$3,096,229

LIABILITIES
Repurchase agreements	$250,992	$246,921	$277,623
Due to brokers	7,267	11,544	16,904
Derivative liabilities	9,903	11,155	236
Accrued and other liabilities	12,228	17,534	14,068
Long-term debt	322,317	342,478	410,524
Liabilities held in Consolidated Investment Products:
Due to brokers	106,985	166,202	59,328
Derivative liabilities	2,742	2,728	10,472
Interest payable	5,817	5,371	3,451
Long-term debt at fair value	3,709,760	3,663,337	2,069,394
Total liabilities held in Consolidated Investment Products	3,825,304	3,837,638	2,142,645
TOTAL LIABILITIES	4,428,011	4,467,270	2,862,000

EQUITY
Preferred stock, par value $0.001:
100,000,000 shares authorized; 14,999,992 shares issued and zero outstanding	—	—	—
Common stock, par value $0.001:
500,000,000 shares authorized; 11,164,521, 11,000,812 and 6,455,357 shares issued and outstanding	11	11	6
Additional paid-in capital	886,357	886,890	867,095
Accumulated other comprehensive income (loss)	8	(12)	(110)
Accumulated deficit	(790,392)	(791,234)	(877,292)
TOTAL CIFC DEERFIELD CORP. STOCKHOLDERS’ EQUITY	95,984	95,655	(10,301)
Appropriated retained earnings of Consolidated Investment Products	313,150	329,897	235,455
Noncontrolling interest in consolidated entity	—	—	9,075
TOTAL EQUITY	409,134	425,552	234,229

TOTAL LIABILITIES AND EQUITY	$4,837,145	$4,892,822	$3,096,229

(1)                                  Unaudited.

CIFC DEERFIELD CORP. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended (1)
	March 31, 2011	December 31, 2010	March 31, 2010
	(In thousands, except share and per share amounts)
Revenues
Interest income	$51,395	$49,166	$31,502
Interest expense	10,602	11,225	7,694
Net interest income	40,793	37,941	23,808
Provision for loan losses	2,633	608	4,186
Net interest income after provision for loan losses	38,160	37,333	19,622
Investment advisory fees	2,028	2,946	2,896
Total net revenues	40,188	40,279	22,518

Expenses
Compensation and benefits	3,822	4,510	2,841
Professional services	1,402	2,273	824
Insurance expense	348	782	692
Other general and administrative expenses	1,196	1,341	1,911
Depreciation and amortization	1,851	1,924	5,738
Occupancy	249	374	490
Impairment of intangible assets	—	—	168
Total expenses	8,868	11,204	12,664

Other Income (Expense) and Gain (Loss)
Net gain (loss) on investments, loans, derivatives and liabilities	(43,372)	(69,665)	(18,302)
Strategic transactions expenses	(1,468)	(1,543)	(1,464)
Other, net	94	73	1,046
Net other income (expense) and gain (loss)	(44,746)	(71,135)	(18,720)
Loss before income tax expense	(13,426)	(42,060)	(8,866)
Income tax expense (benefit)	2,479	(68,271)	—

Net income (loss)	(15,905)	26,211	(8,866)
Net loss attributable to noncontrolling interest and Consolidated Investment Products	16,747	50,009	8,729
Net income (loss) attributable to CIFC Deerfield Corp.	$842	$76,220	$(137)

Earnings (loss) per share -
Basic	$0.07	$6.69	$(0.02)
Diluted	$0.05	$4.76	$(0.02)

Weighted-average number of shares outstanding -
Basic	11,371,619	11,397,864	6,763,098
Diluted	15,583,304	15,608,724	6,763,098

(1)           Unaudited.

CIFC DEERFIELD CORP. AND ITS SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURE - CORE EARNINGS

The Company believes that core earnings, a non-GAAP financial measure, is a useful metric for evaluating and analyzing its performance. The calculation of core earnings, which the Company uses to compare financial results from period to period, eliminates the impact of certain non-cash items, non-recurring items, special charges, essentially all components of net other income (expense) and gain (loss) and the provision (benefit) for income tax from net income (loss), the most comparable GAAP financial measure. The Company believes core earnings and core earnings per share are useful metrics for investors because they align net interest income and investment advisory fee revenues with direct expenses incurred to generate those revenues. Core earnings provided herein may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure and may therefore be defined differently by other companies. Core earnings include the earnings from the Company’s subsidiary, DFR MM CLO, but is not necessarily indicative of cash flows received from DFR MM CLO.

The table below provides reconciliation between net income (loss) and core earnings:

	Three months ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(In thousands, except share and per share amounts)

Net income (loss)	$(15,905)	$26,211	$(8,866)
Adjusting items:
Provision for loan losses	2,633	608	4,186
Depreciation and amortization	1,851	1,924	5,738
Impairment of intangible assets	—	—	168
Net other (income) expense and (gain) loss (1)	45,353	72,549	18,275
Income tax expense (benefit)	2,479	(68,271)	—
Noncontrolling interest and Consolidated Investment Products core earnings (2)	(30,898)	(25,550)	(15,575)
Warant expense	—	—	529
Core earnings	$5,513	$7,471	$4,455

Core earnings per share - diluted	$0.40	$0.53	$0.66
Weighted-average number of shares outstanding - diluted (3)	15,583,304	15,608,724	6,769,848

(1)                                  Core earnings includes gains (losses) on certain short-term trading strategies related to corporate debt for the quarters ended March 31, 2011 and December 31, 2010, but excludes all other components of net other income (expense) and gain (loss) such as gains (losses) related to all other investing strategies. The core earnings adjustment for net other income (expense) and gain (loss) for the quarter ended March 31, 2010 excludes $0.4 million in strategic transactions expenses which should have been included as an adjustment to core earnings in that period.

(2)                                  Noncontrolling interest and Consolidated Investment Products core earnings is comprised of the portion of net interest income and expenses of the CIP CLOs that are consolidated but are attributable to third party investors in the CIP CLOs. For the quarter ended March 31, 2010, noncontrolling interest and Consolidated Investment Products core earnings also includes the portion of net interest income and expenses of Deerfield Pegasus Loan Capital LP (“DPLC”) that are attributable to third party investors in DPLC, calculated using each investor’s ownership percentage in DPLC during the measurement period.

(3)                                  For the quarter ended March 31, 2011 and December 31, 2010, the fully-diluted share numbers used in the computation of diluted core earnings per share includes the dilutive impact of the outstanding warrants and convertible notes. In addition, interest expense on the Convertible Notes of $0.8 million for each of the quarters ended March 31, 2011 and December 31, 2010 was added back to core earnings to calculate diluted earnings per share under the if-converted method. For the quarter ended March 31, 2010, the fully-diluted share number used in the computation of the diluted core earnings per share includes the dilutive impact of the outstanding warrants.

CIFC DEERFIELD CORP. AND ITS SUBSIDIARIES

SEGMENT CONDENSED STATEMENT OF OPERATIONS

The Company consolidates the 11 CIP CLOs into its financial results in the Consolidated Investment Products segment. The assets of the CIP CLOs are held solely as collateral to satisfy the obligations of the CIP CLOs. The Company has no right to the benefits from, nor does the Company bear the risks associated with, the assets held by the CIP CLOs, beyond the Company’s minimal direct investments and beneficial interests in, and management fees generated from, the CIP CLOs. If the Company were to liquidate, the assets of the CIP CLOs would not be available to the general creditors of the Company, and as a result, the Company does not consider them to be the Company’s assets. Additionally, the investors in the CIP CLOs have no recourse to the general credit of the Company for the debt issued by the CIP CLOs. Therefore the Company does not consider this debt to be an obligation of the Company. DFR MM CLO is not included in the Consolidated Investment Products segment, but instead is included in the Principal Investing segment because the Company owns all of its preference shares.

When reviewing and analyzing the financial results, management excludes the impact of the Consolidated Investment Products segment as this segment does not have any economic impact on the Company’s operations. The following table presents the consolidation of the Investment Management and Principal Investing segments into DFR Operations and the Consolidated Investment Products segment into the condensed consolidated statements of operations.

CIFC DEERFIELD CORP. AND ITS SUBSIDIARIES

SEGMENT CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended March 31, 2011
	DFR Operations			Consolidated
	Investment	Principal	Total	Investment
	Management	Investing	DFR	Products		Consolidated
	Segment (1)	Segment (1) (2)	Operations	Segment	Elimination	DFR
	(In thousands, except share and per share amounts)
Revenues
Interest income	$1	$6,564	$6,565	$44,919	$(89)	$51,395
Interest expense	85	2,191	2,276	8,360	(34)	10,602
Net interest income (expense)	(84)	4,373	4,289	36,559	(55)	40,793
Provision for loan losses	—	2,633	2,633	—	—	2,633
Net interest income (expense) after provision for loan losses	(84)	1,740	1,656	36,559	(55)	38,160
Investment advisory fees	6,821	—	6,821	—	(4,793)	2,028
Total net revenues	6,737	1,740	8,477	36,559	(4,848)	40,188

Total expenses	6,712	1,343	8,055	5,606	(4,793)	8,868
Net other income (expense) and gain (loss)	346	2,553	2,899	(47,700)	55	(44,746)
Income (loss) before income tax expense	371	2,950	3,321	(16,747)	—	(13,426)
Income tax expense	505	1,974	2,479	—	—	2,479

Net income (loss)	(134)	976	842	(16,747)	—	(15,905)
Net loss attributable to Consolidated Investment Products	—	—	—	16,747	—	16,747
Net income (loss) attributable to CIFC Deerfield Corp.	$(134)	$976	$842	$—	$—	$842

	Three months ended March 31, 2010
	DFR Operations			Consolidated
	Investment	Principal	Total	Investment
	Management	Investing	DFR	Products		Consolidated
	Segment (1)	Segment (1) (2)	Operations	Segment	Elimination	DFR
	(In thousands, except share and per share amounts)
Revenues
Interest income	$6	$7,269	$7,275	$24,286	$(59)	$31,502
Interest expense	1,213	1,785	2,998	4,755	(59)	7,694
Net interest income (expense)	(1,207)	5,484	4,277	19,531	—	23,808
Provision for loan losses	—	4,186	4,186	—	—	4,186
Net interest income (expense) after provision for loan losses	(1,207)	1,298	91	19,531	—	19,622
Investment advisory fees	6,502	—	6,502	—	(3,606)	2,896
Total net revenues	5,295	1,298	6,593	19,531	(3,606)	22,518

Total expenses	9,860	2,183	12,043	4,227	(3,606)	12,664
Net other income (expense) and gain (loss)	1,117	4,877	5,994	(24,714)	—	(18,720)
Income (loss) before income tax expense	(3,448)	3,992	544	(9,410)	—	(8,866)
Income tax expense	—	—	—	—	—	—

Net income (loss)	(3,448)	3,992	544	(9,410)	—	(8,866)
Net (income) loss attributable to noncontrolling interest and Consolidated Investment Products	—	(681)	(681)	9,410	—	8,729
Net income (loss) attributable to CIFC Deerfield Corp.	$(3,448)	$3,311	$(137)	$—	$—	$(137)

(1)                                  Excludes intercompany investment advisory fee revenues of the Investment Management segment and corresponding intercompany management fee expense of the Principal Investing segment related to the management agreement between the two segments of $0.6 million and $0.7 million for the quarters ended March 31, 2011 and 2010, respectively.

(2)                                  The Principal Investing segment results of operations include the financial results of DFR MM CLO for the quarters ended March 31, 2011 and the financial results of both DFR MM CLO and DPLC for the quarter ended March 31, 2010.

CIFC DEERFIELD CORP. AND ITS SUBSIDIARIES

INVESTMENT ADVISORY FEES AND INTEREST INCOME AND EXPENSE

The following table summarizes the Company’s investment advisory fees and interest income and expense from DFR Operations:

	Three months ended
	March 31, 2011	December 31, 2010	March 31, 2010
	(In thousands)
CLO and CDO management fees:
Senior management fees	$3,234	$3,336	$2,815
Subordinated management fees	3,554	3,794	1,423
Deferred subordinated management fees	—	2,664	2,068
Total CLO and CDO management fees	6,788	9,794	6,306
Other investment advisory fees	33	—	196
Total investment advisory fees	$6,821	$9,794	$6,502

Interest Income:
RMBS	$1,972	$1,544	$1,357
Assets held in DFR MM CLO	4,440	4,821	5,532
Assets held in DPLC	—	27	241
Other investments	153	144	145
Total interest income	$6,565	$6,536	$7,275

Interest Expense:
Recourse:
Repurchase agreements and other short-term debt	$210	$198	$253
Subordinated notes and trust preferred securities	494	508	926
Convertible notes	781	775	—
Series A and Series B notes	—	—	1,213
Deferred purchase price payments	84	86	—
Total recourse interest expense	1,569	1,567	2,392
Non-Recourse
DFR MM CLO	707	730	606
Total interest expense	$2,276	$2,297	$2,998

CIFC DEERFIELD CORP. AND ITS SUBSIDIARIES

AUM AND INVESTMENT PORTFOLIO

The following table summarizes AUM for each core product category:

	April 1, 2011		January 1, 2011		April 1, 2010
	Number of		Number of		Number of
	Accounts	AUM	Accounts	AUM	Accounts	AUM
		(In thousands)		(In thousands)		(In thousands)

CLOs	16	$5,420,409	16	$5,468,802	12	$3,917,215
ABS CDOs	10	3,240,200	10	3,342,028	12	3,903,266
Corporate bond CLOs	4	441,389	4	485,718	4	722,431
Total AUM	30	$9,101,998	30	$9,296,548	28	$8,542,912

(1)             AUM numbers generally reflect the aggregate principal or notional balance of the collateral and, in some cases, the cash balance held by the CLOs and collateralized debt obligations (“CDOs”) and are as of the date of the last trustee report received for each CLO or CDO prior to the respective AUM date. The AUM for the Euro-denominated CLO and CDO have been converted into U.S. dollars using the spot rate of exchange as of the respective AUM date.

The following table summarizes the principal investing portfolio:

	March 31, 2011	December 31, 2010	March 31, 2010
	Carrying	Carrying	Carrying
Principal Investments	Value	Value	Value
	(In thousands)

RMBS	$261,440	$263,157	$303,258
Corporate Loans:
Loans held in DFR MM CLO	213,010	246,954	267,156
Other corporate leveraged loans	3,007	62	517
Loans held in DPLC	—	—	5,265
Commercial real estate loans	350	350	9,453
Corporate bonds held in DFR MM CLO	6,186	6,093	—
Equity securities	668	637	1,345
Other investments	11,733	10,878	7,234
Total Investments	496,394	528,131	594,228
Allowance for loan losses	(11,197)	(9,676)	(12,764)
Net Investments	$485,197	$518,455	$581,464

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